Exhibit 4.1

SECOND AMENDMENT TO FORWARD PURCHASE AGREEMENT CONFIRMATION

THIS SECOND AMENDMENT TO FORWARD PURCHASE AGREEMENT CONFIRMATION, dated as of September 19, 2025 (this “Amendment”), is entered into by and among (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), (iii) Meteora Strategic Capital, LLC (“MSC”) and (iv) Meteora Special Opportunity Fund I, LP (“MSOF”) (with MCP, MSTO, MSC, and MSOF collectively as “Seller”), and (v) Klotho Neurosciences Inc. f/k/a ANEW Medical, Inc., a Wyoming corporation f/k/a Redwoods Acquisition Corp., a Delaware corporation (“PubCo”).

Reference is hereby made to the OTC Equity Prepaid Forward Transaction, dated as of June 13, 2024 (as amended on September 19, 2024 and as may be further amended from time to time, the “Confirmation”), by and between Seller and PubCo. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Confirmation.

1. Amendment: The parties hereto agree to amend the Confirmation as follows:

a. The section titled “Valuation Date” shall be deleted in its entirety and replaced with the following:

Valuation Date:	The earlier to occur of (a) September 18, 2026, which represents approximately the date that is twenty-seven (27) months after the date of the closing of the Business Combination (the date of the closing of the Business Combination, the “Closing Date”) pursuant to the Business Combination Agreement, dated as of May 30, 2023 (which was subsequently amended on November 4, 2023, and as may be further amended, supplemented or otherwise modified from time to time, the “BCA”), by and among RWOD, Merger Sub, and Target, (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Seller to Counterparty in accordance with this Confirmation.

b. The section titled “Reset Price” shall be deleted in its entirety and replaced with the following:

Reset Price:	The Reset Price will initially be $10.00. The Reset Price will be subject to reset on a weekly basis commencing the first week following the thirtieth day after the closing of the Business Combination to be the lesser of (a) the Initial Price and (b) the VWAP Price of the Shares of the prior trading week.

c. The section titled “Dilutive Offering Reset” shall be deleted in its entirety.

D. The section titled “Maximum Number of Shares” shall be deleted in its entirety and replaced with the following:

Maximum Number of Shares:	6,755,000 Shares. For the avoidance of doubt, the Maximum Number of Shares shall be fixed and shall not be decreased or increased for any reason (other than subject to adjustments upon stock splits or stock dividends), including pursuant to any provisions of this Confirmation prior to the implementation of the Second Amendment to this Confirmation, dated as of September 19, 2025.

2. No Other Amendments. All other terms and conditions of the Confirmation shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

3. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

4. Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with its terms.

5. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP; METEORA CAPITAL PARTNERS, LP; METEORA STRATEGIC CAPITAL, LLC; and METEORA SPECIAL OPPORTUNITY FUND I, LP		KLOTHO NEUROSCIENCES F/K/A ANEW MEDICAL, INC. INC.

By:	/s/ Vik Mittal	By:	/s/ Jeffrey LeBlanc
Name:	Vik Mittal	Name:	Jeffrey LeBlanc
Title:	Managing Member	Title:	Chief Financial Officer

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